EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         Three Months Ended
                                             March 31,
                                         1997         1996
                                      -----------   -----------
Loss from continuing operations       $(3,116,364)  $(1,562,526)
Loss from discontinued operations               0             0
                                      -----------   ------------
Net Loss                              $(3,116,364)  $(1,562,526)
                                      ============  ============

Weighted Shares Outstanding            10,225,746    10,186,267

Net Loss per common share:
 Loss from continued operations       $    (0.30)   $    (0.15)
 Loss from discontinued operations          0.00          0.00
                                      -----------   -----------
Net Loss                              $    (0.30)   $    (0.15)
                                      ===========   ===========